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                                      AGF



                          AGF INVESTMENTS AMERICA INC.


                       CODE OF BUSINESS CONDUCT, ETHICS &
                                PERSONAL TRADING


NOVEMBER 2009


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TABLE OF CONTENTS


A.  INTRODUCTION AND PURPOSE...................................................1

B.  STANDARD OF CONDUCT........................................................1

C.  CONFLICTS OF INTEREST......................................................2

   GIFTS AND ENTERTAINMENT.....................................................2
   INDIVIDUAL CONTRIBUTIONS....................................................3
   OUTSIDE BUSINESS ACTIVITIES.................................................4
   OTHER CONFLICTS.............................................................4

D.  PROTECTION AND USE OF AGFA'S ASSETS AND OPPORTUNITIES......................4

E.  CONFIDENTIALITY OF AGFA'S INFORMATION......................................5

F.  FAIR DEALING...............................................................5

G.  INSIDER TRADING............................................................5

   POSSESSION OF INSIDE INFORMATION............................................5
   CONTACTS WITH CORPORATE OFFICERS............................................5

H.  PERSONAL TRADING...........................................................6

   1 STANDARDS OF CONDUCT......................................................6
      1.1 Standard of Care.....................................................6
      1.2 Obligation to Comply with Law........................................6
   2 PERSONAL TRADING RULES FOR APS............................................6
      2.1 Who is an "Access Person"............................................7
      2.2 Prohibited Activities................................................7
      2.3 Requirement for Independent Trading Decision.........................8
      2.4 Requirement to Obtain Prior Approval for Personal Trades.............8
      2.5 Exempt Securities....................................................9
      2.6 Exempt Securities Requiring Notification.............................9
      2.7 Obtaining Prior Approval............................................10
      2.8 Blackout Periods....................................................11
      2.9 Trading Activity....................................................11
      2.10 Personal Trading Reporting Procedures..............................11
   3  COMPLIANCE..............................................................12
      3.1 Compliance Review Procedures........................................12
      3.2      Compliance Reporting Requirements..............................13
      3.3    Compliance Recordkeeping Requirements............................13
   4  SPECIAL RULES FOR OFFICERS AND DIRECTORS................................14
      4.1 Reporting of Significant Interest...................................14

I.  AUTHORITY TO REVIEW THE CODE..............................................14

J.  ANNUAL REPORT TO THE BOARD................................................14

K.  ANNUAL REVIEW OF THE CODE.................................................14

L.  COMPLIANCE WITH LAWS......................................................14

M.  REPORTING ILLEGAL OR UNETHICAL BEHAVIOUR..................................14

N.  COMPANY CODES AND POLICIES................................................15

AGF Investments America Inc. Code of Ethics for Personal Trading           2009


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O.  CONTACT INFORMATION.......................................................15

P.  CERTIFICATION.............................................................15

SCHEDULE I.....................................................................1

SCHEDULE II....................................................................1

















AGF Investments America Inc.                                               2009

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                        CODE OF BUSINESS CONDUCT, ETHICS
                              AND PERSONAL TRADING

A.    INTRODUCTION AND PURPOSE

This Code of Business Conduct, Ethics and Personal Trading (the "Code") applies to directors, officers, employees and Access Persons of AGFA Investments America Inc. ("AGFA"). The Board of Directors of AGFA (the "Board") has adopted the Code to set out its expectations for the conduct of all directors, officers, employees and Access Persons in all their dealings on behalf of AGFA.

Each director, officer, employee and Access Person ("AP") is to be provided with a copy of the Code and will be required to confirm in writing on an annual basis that they have read and have complied with the Code. New directors, officers, employees and APs are to be provided with a copy of the Code within 10 days of commencement and will be educated about its importance and expectations. The Code will be circulated to directors, officers, employees and AP from time to time when appropriate and whenever material changes are made to the Code. Each Director, Officer, employee and AP is required to acknowledge and agree to abide by the Code as a condition of employment.

Any employee who violates the Code may face disciplinary action up to and including termination of his or her employment without notice. A violation of the Code may also violate certain securities laws. If it appears that an individual may have violated such securities laws, AGFA may refer the matter to the appropriate regulatory authorities. This could lead to penalties, fines or imprisonment.

Any questions regarding the Code and its application or interpretation should be directed to AGF Management Limited's Corporate Compliance & Oversight Group or the Compliance Officer of AGFA (collectively all referred to as "Compliance"). If uncertain about these requirements, contact Compliance, the Chief Compliance Officer (CCO) or General Counsel, as appropriate for guidance.

B.    STANDARD OF CONDUCT

AGFA and each of its directors, officers, employees and APs owe a fiduciary duty to its clients and a duty to comply with all federal and state securities laws and all other applicable legislations and regulations. These duties include the obligation to conduct all personal securities transactions in a manner that does not interfere with or prejudice any client transactions or can be perceived to take unfair advantage of their relationship with clients or information in their possession as a result of services provided to clients. In recognition of this duty, AGFA hereby adopts the following general principles to guide the actions of directors, officers, employees and APs:

      o     Duty at all times to place the interests of clients first.

      o Duty to conduct all personal securities transactions in a manner consistent with this Policy and in such a manner to avoid any actual or perceived conflict or abuse of a position of trust and responsibility.

      o Must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to AGFA or a client, or that otherwise bring into question independence or judgment.

      o All personal securities transactions must avoid even the appearance of a conflict of interest with the client.

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These duties extend beyond fiduciary obligations, personal trading and compliance with laws discussed above. Each Director, Officer, employee and AP additionally is obligated to:

      o     Accept full responsibility for work that he or she performs.

      o     Not misuse the authority entrusted to him or her.

      o     Be honest in all his or her professional relationships.

      o Take appropriate action in regard to any illegal or unethical practices that come to his or her attention.

      o Cooperate with others in achieving understanding and in identifying problems.

      o Never misrepresent or withhold information that is relevant to a problem or situation of public concern.

      o Not use knowledge of a confidential or personal nature in any unauthorized manner or to achieve personal gain.

      o Make every effort to ensure that he or she has the most current knowledge and that the proper expertise is available when needed.

      o Avoid conflicts of interest and ensure that AGFA is aware of any potential conflicts.

      o     Present a fair, honest, and objective viewpoint.

      o Protect the privacy and confidentiality of all information entrusted to him or her.

C.    CONFLICTS OF INTEREST

AGFA expects that in performing their duties its directors, officers, employees and APs will place AGFA's interest in any business transaction ahead of any personal interest or gain. Directors, officers, employees and APs are expected to avoid situations where personal interests could conflict with the interests of AGFA.


GIFTS AND ENTERTAINMENT

Directors, officers, employees and APs are not permitted to accept gifts which could influence their ability to exercise objective and independent business judgment or which are not in accordance with regulatory requirements or offer gifts other than in accordance with generally accepted ethical business practices.

Gift and Entertainment Policy shall be adhered to by directors, officers, employees and APs at all times in order to mitigate real or perceived conflicts of interest.

      o GIFTS: "Gifts" are items of value that a third-party provides where there is no business communication involved in the enjoyment of the gift.

      o ENTERTAINMENT: "Entertainment" is where the giver of the item of value participates with the recipient in the enjoyment of the item.

      o     POLICY:

            o Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.

            o Prior permission from a supervisor must be obtained to provide a gift or entertainment that exceeds US$250 in value.

            o Soliciting gifts or entertainment for personal benefit is prohibited.

            o     Donations of cash or a gift certificate is prohibited.

            o Solicitations of gift certificates for recognized corporate charity programs are allowed with management approval.

            o     Excessive gift giving or entertainment activity is prohibited.

            o Gifts or entertainment that might influence investment decisions or that might make the employee feel beholden to any person or firm are not to be accepted.


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            o     All gifts or entertainment shall be appropriately recorded and tracked to ensure AGFA can demonstrate that such benefits are not conferred to such an extent that they may appear to improperly influence the donor/recipient.

      o REPORTING: Employees of AGFA shall report any gift or entertainment. Any gift or entertainment that exceeds US $250 in value shall also be reported directly to his or her supervisor. On a quarterly basis the Head of each business unit shall be responsible to furnish a log of all gifts and entertainment given and received to Compliance for review. Compliance shall provide a summary report including any irregularities to the CCO.

POLITICAL CONTRIBUTIONS

AGFA generally does not make political contributions. Exceptions to this policy are noted below.

AGFA may only make a political contribution if:

      o     The contribution is approved by AGFA's President or designee;

      o The contribution is permitted by applicable law, as determined by counsel or outside counsel;

      o The following information about the contribution is obtained, recorded and maintained:

            (1)   name of candidate/political party;

            (2)   office/position for which candidate is running;

            (3)   state/jurisdiction;

            (4)   party affiliation;

            (5)   date of election;

            (6)   type of election (primary, general or special);

            (7) description of why AGFA should support candidate/political party;

            (8) information about whether AGFA has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and

            (9)   name and signature of person submitting this information; and

      o The contribution does not present a conflict of interest or is detrimental to AGFA's advisory clients.

On a semi-annual basis a summary of all political contributions shall be provided to Compliance by the head of each business unit.

INDIVIDUAL CONTRIBUTIONS

AGFA Investment Management and Senior Management may contribute to candidates for federal, state and local elective offices to the extent permitted by law. Because such contribution may cause a conflict of interest with AGFA's business, an employee making a political contribution should contact the CCO prior to making a contribution that the employee believes may potentially raise such a conflict.

AGFA employees and APs may not, individually or on behalf of the firm, participate in:

o The making of political or charitable donations for the purpose of obtaining or retaining advisory contracts with government entities.

o Consider AGFA's current or anticipated business relationships as a factor in soliciting political or charitable donations.

o The payment or receipt of bribes, kickbacks, or payment or receipt of any other amount with an understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction. If an employee is solicited to make or receive an illegal payment in connection with the business affairs of AGFA, s/he should contact the AGFA CCO.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

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OUTSIDE BUSINESS ACTIVITIES

Officers, employees and APs are expected to advise and obtain the approval of the President and CCO of AGFA before engaging in outside activities, such as outside employment or financial involvement with other companies and external organizations. Acceptance of directorship positions with other companies will generally be prohibited. Waivers may be granted in limited circumstances by the CCO or by the Board of Directors in the case of an executive of AGFA. Officers, employees and APs must not engage in any such activity which would interfere with their ability to perform their job or office for AGFA in an effective and objective manner.

To engage in an outside employment activity or directorship position, an officer, employee or AP must complete an Outside Business Activity Form and submit the form for prior approval to the President and the CCO. The Outside Business Activity Form includes the following information:

            o     The name and address of the outside organization;

            o     A description of the business;

            o     The reasons why approval should be granted;

            o     Compensation (if any) to be received;

            o     A description of the activities that will be performed; and

            o The amount of time per month that will be spent at the outside organization.

Each officer, employee and AP must certify on a semi-annual basis, any outside business activities with Compliance. A summary report will be reviewed by the CCO.

OTHER CONFLICTS

A director, officer, employee or AP of AGFA shall disclose to the CCO, in accordance with applicable laws, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with AGFA.

Should you become aware of the existence of a conflict of interest or the potential for one, you must immediately contact and provide all details to Compliance. If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with Compliance immediately. Where a potential conflict of interest may exist involving a Compliance associate, the matter should be discussed with the Legal or Compliance Departments of the parent company, AGF Management Limited.

Each officer, employee and AP shall semi-annually certify compliance with the Conflict of Interest requirements of the Code. Any violations shall be reported to the CCO.

D.    PROTECTION AND USE OF AGFA'S ASSETS AND OPPORTUNITIES

AGFA's assets, including proprietary information, are intended for legitimate business use in accordance with AGFA's policies. Corporate information provided to directors, officers, employees and APs in the course of their employment are and remain the property of AGFA and such property shall be returned to AGFA upon termination of office or employment.

AGFA's assets should not be used for personal gain or illegal activities.

AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

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E.    CONFIDENTIALITY OF AGFA'S INFORMATION

In the course of their work, directors, officers, employees and APs may acquire confidential information regarding the activities of AGFA and of its clients. Except where it is authorized or legally required, disclosure of confidential information is strictly prohibited - such disclosure can be harmful to AGFA and its clients and could form the basis for legal action against AGFA and/or the individual responsible for the disclosure. The obligation to keep certain information confidential applies both during and following employment in conformance with AGFA's corporate policies on document management and security.

Directors, officers, employees and APs must not speak on behalf of AGFA with representatives of the media, financial analysts or governmental activities unless authorized by AGFA or requested to do so by an authorized spokesperson.

Directors, officers, employees and APs are reminded of the provisions of AGFA policies regarding disclosure and related matters.

F.    FAIR DEALING

Directors, officers, employees and APs are expected to deal with all parties in good faith, in the context of a competitive business environment, while complying with applicable legal obligations.

G.    INSIDER TRADING

AGFA's Insider Trading practices are designed to prevent the misuse of material, non-public information by AGFA and its officers, directors, employees and APs. Material non-public information includes but is not limited to AGFA's securities recommendations and client security holdings and transactions.

Material non-public information relating to AGFA, or any affiliate of AGFA, may not be acted upon by an employee or AP for his or her own benefit or for the benefit of others, nor shall the information be disclosed to anyone except in circumstances where the disclosure has been approved by Compliance, or it is a regulatory requirement. Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could have a substantial effect on the price of an issuer's securities (including the securities of any AGFA affiliate).


POSSESSION OF INSIDE INFORMATION

An employee or AP of AGFA will contact Compliance if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures.

CONTACTS WITH CORPORATE OFFICERS

When an AGFA employee or AP contacts an officer of any publicly traded company regarding matters that may relate to any AGFA Managed Account, he or she has an obligation to inform Compliance if they become aware of any material non-public information.

Any issuer identified by an AGFA employee or AP shall be placed on a restricted list by Compliance. AGFA Managed Accounts shall be prohibited from trading in issuers included on the restricted list until the information is public or no longer relevant. In addition, Compliance shall monitor Personal Securities Trading records to identify any patterns. Any irregularities shall be reported to the CCO.

AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

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MONITORING

Compliance will periodically review employee and AP trades to verify compliance and attempt to detect insider trading, market manipulation and excessive trading practices. Compliance will report any findings to the CCO.

H.    PERSONAL TRADING

The purpose of the Personal Trading policy is to ensure the fair treatment of accounts managed or advised (collectively, the "Managed Accounts") by AGFA, through the highest standards of integrity and ethical conduct by directors, officers, employees and APs.

As an employee, officer, director or AP of AGFA, the interests of the Managed Accounts must be put ahead of personal self interests at all times. Above all, unfair advantage of a position, knowledge or relationship with the Managed Accounts must not be taken, nor must any engagement in conduct be taken that is not in the best interests of the Managed Accounts.

There are special rules described in this Code that apply to personal trading activities for those employees identified as an "Access Person". All trading transactions for the Managed Accounts always have priority over all personal trading transactions.

In the case where an AGFA employee is also subject to other AGF Company Codes of Ethics, the more restrictive Code will apply (e.g. specific references to approval periods for personal trading).


1 STANDARDS OF CONDUCT
----------------------

1.1   STANDARD OF CARE

AGFA employees, officers, directors and APs collectively have a fiduciary and statutory duty to the Managed Accounts to act honestly, in good faith and in the client's best interests as well as to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise under similar circumstances.

1.2   OBLIGATION TO COMPLY WITH LAW

AGFA "Access Persons" and all other employees, officers and directors are required to comply with all laws applicable to our business operations, including securities laws, regulatory requirements, and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions. Each has a duty to know, understand and comply with any of those laws that apply to employment duties and responsibilities. Each must be aware that legal obligations might be more extensive than obligations under this Code. Furthermore, each is obligated to advise Compliance of any changes that may affect their status. If uncertain about these requirements, contact Compliance for guidance.

2 PERSONAL TRADING RULES FOR APS
--------------------------------

All APs are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Code (referred to as "personal trading"). APs must not use any non-public information about the Managed Accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of the Managed Accounts. That prohibition includes, but is not limited to, what is commonly called "front-running" and market timing and they are not only a breach of this Code but are generally punishable under U.S. securities laws.

AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

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APs also must not use their position in AGFA to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public. Although independent directors of an AGF Company will not generally be considered to be AP, they must adhere to the same standards of ethical conduct as APs when they are in possession of non-public information or in the event they are offered opportunities not generally available to the public by reason of their directorship. Provisions specific to directors should be outlined in AGF Management Limited specific Codes of Conduct as appropriate.

2.1   WHO IS AN "ACCESS PERSON"

(a) ACCESS TO NON-PUBLIC TRADING INFORMATION. An Access Person is individual who has, or is able to obtain, access to non-public information concerning the portfolio holdings, trading activities or the ongoing investment programs of any of the Managed Accounts of AGFA. Examples of non-public information include access to trading blotters, portfolio accounting records, portfolio holdings, investment research and analysis.


(b) THESE RESTRICTIONS APPLY TO VARIOUS ACCOUNTS. The restrictions outlined in this Code apply to:

      o     Accounts registered in the AP's name;

      o Accounts for which the AP is able to, directly or indirectly, exercise or influence investment or voting control; and

      o     Accounts for which the AP has a "beneficial interest".

(c) WHAT IS A "BENEFICIAL INTEREST"? You have a beneficial interest in an account if you are currently in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or if you have the ability to gain ownership, either immediately or at some future time.

(d) EXAMPLES OF BENEFICIAL INTEREST. An Access Person is considered to have a beneficial interest in accounts:

      o     registered in the AP's name;

      o held by the AP's spouse or other family members living in the same household (including common law and similar relationships);

      o held by a corporation, partnership or other entity in which the AP participates in the investment or voting decisions;

      o held in trust for the AP or those listed above, unless (i) the trustee is someone other than the AP's spouse or other family members living in the same household; and (ii) The AP is not able to, directly or indirectly, exercise investment or voting control over the account; and

      o held by an investment club, of which the AP or those listed above participate in the investment or voting decisions.

The above list is not considered exhaustive. If you are uncertain about whether a beneficial interest exists, or wish to obtain an exemption for a specific account, this may be granted by the US CCO. An exemption for a specific account may be possible in circumstances where the AP has limited or no control of investment decisions made in the account (e.g. an account managed by an unrelated third party where full discretion has been delegated to such third party) refer to 4.7(e) for details.

2.2   PROHIBITED ACTIVITIES

      The following activities are prohibited:


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

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      o     violating applicable securities laws;

      o communicating any non-public information concerning the Managed Accounts to anyone outside the Company;

      o inducing a Managed Account to take, or fail to take, any action because of personal interests; o using knowledge of a Managed Account's portfolio transactions to personally profit by the market effect of such transactions (e.g. "front-running", market timing or similar activities);

      o using a position in the Company to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public;

      o a purchase by an AP of an offering which is subject to allocation, such as an IPO or secondary public offering, or a private placement (other than the exceptions set out in sections 2.7 (b) and (c);

      o     a personal trade by an AP to or from one of the AGF Managed
            Accounts;

      o a trade by an AP in a security for which there is an unfilled order outstanding for any of the Managed Accounts; and

      o the use of derivatives to evade the restrictions imposed by this Code.

Other activities, which are not specifically listed, may still be inappropriate if they would place an AP in a position of conflict with the best interests of any of the Managed Accounts. If uncertain about whether a particular activity may be prohibited, contact Compliance.

2.3   REQUIREMENT FOR INDEPENDENT TRADING DECISION

If a portfolio manager personally has registered ownership, can exercise investment or voting control or has a beneficial interest in a security, and wishes to buy or sell a security of the same issuer for the Managed Account managed or advised by him/her, that decision must be reviewed and confirmed by another portfolio manager or independent person uninfluenced by any factor other than whether the proposed trade is in the best interests of the Managed Account. The decision to buy or sell the security for a Managed Account must be reported to Compliance in writing, along with supporting reasons for the decision.


2.4   REQUIREMENT TO OBTAIN PRIOR APPROVAL FOR PERSONAL TRADES

All APs must obtain prior approval for any personal trade. Certain securities are exempt from this pre-clearance process. All other trades must be pre-cleared or notification submitted using the AGF Pre-Clearance System and will only be approved when Compliance is satisfied the personal trade will not conflict with the best interests of the Managed Accounts and has not been offered to the AP because of their position.

(a) BROKERAGE ACCOUNTS: APs must immediately notify Compliance of the existence or the opening of any brokerage account with a registered securities dealer regardless of whether there is intent to only hold securities exempted from pre-clearance. Compliance will record such disclosure as evidence of the AP's declaration.

(b) MARGIN ACCOUNTS: APs are permitted to maintain margin accounts, however are required to obtain prior approval of any trades resulting from a margin call. Any trades executed without pre-clearance, regardless of their stemming from a margin call, will be considered a violation under this Code.

(c) OPTIONS, WARRANTS/RIGHTS: APs are required to obtain prior approval of the purchase or sale of any option, warrant and right. While the expiration of these instruments does not require pre-clearance, the exercising of them does.


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  Ethics & Personal Trading                                                2009

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(d) CONVERTIBLE SECURITIES: Pre-clearance is required prior to the conversion of any convertible securities, including those with an automatic conversion feature.

(e) ADRS: The purchase and sale of ADRs must be pre-cleared, including their cancellation.

(f) INVESTMENT FUNDS (ETF, CLOSED END REIT, ETC.): With the exception of those investment fund securities listed as exempt securities, all investment funds require pre-approval.

(g) SYSTEMATIC PLANS: All transactions executed pursuant to a systematic plan in non-exempt securities must be precleared. To preclear a systematic plan rather than each individual transaction under the plan, contact Compliance in advance of plan commencement.

2.5   EXEMPT SECURITIES

      The following securities are exempt from the requirement for prior approval and notification.

      o Direct obligations of the U.S. government (e.g., treasury securities);

      o Bankers' acceptances, bank certificates of deposit, Canadian issued GICs, commercial paper, and repurchase agreements;

      o Units or Shares issued by money market funds (Excluding funds managed or offered by AGFA or any of its Affiliates);

      o Units or Shares of open-end mutual funds that are NOT advised or sub-advised by AGFA, or any of its affiliates.

The above securities have been designated as exempt securities because trading in those securities by APs will generally not create a conflict with a Managed Account (e.g. likely not be the other side of a Managed Account trade), affect the value or performance of the securities or limit their availability to the Managed Accounts and because trading in those securities by the Managed Accounts will not provide a personal benefit to the AP. The above list may be amended as required at any time.

2.6   EXEMPT SECURITIES REQUIRING NOTIFICATION

The following securities are exempt from the requirement for prior approval. Compliance must be notified of the purchase or sale of the securities as per the reporting procedures in this Code:

      Investment Fund securities

            o open-end mutual funds managed by or offered by AGFA, or any of its affiliates

            o segregated funds (e.g. personal insurance contracts), and private pooled trust funds (e.g. hedge funds)

      Government issued or guaranteed securities:

            o     of any federal, state, or local government

      Deposits (although they may technically not be a security)

      Short-Term debt securities

            o     maturing in less than 91 days from their date of issue.

      Derivatives

            o options, futures or other derivatives on any broadly based market index.


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  Ethics & Personal Trading                                                2009

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2.7   OBTAINING PRIOR APPROVAL

The following practices have been adopted to ensure that only personal trades which do not conflict with the best interests of the Managed Accounts and which do not provide a benefit to the AP from any anticipated Managed Account trading will be approved by Compliance:

(a) NO CONFLICT BY ACCESS PERSON: The AP must advise Compliance (where applicable, incorporated into the AGF Pre-Clearance System) that he or she:

            o does not possess material non-public information relating to the security;

            o is not aware of any proposed trade or investment program relating to that security by any of the Managed Accounts;

            o believes the proposed trade has not been offered because of the AP's position. and is available to any market participant on the same terms;

            o believes the proposed trade does not contravene any of the prohibited activities listed in Section 2.2; and section 2.7

            o will provide, on a timely basis, any other information requested by Compliance concerning a personal trade.

(b) SPECIAL RULES FOR PRIVATE PLACEMENTS. Private placements will not be approved unless, in addition to the requirements for the approval of other trades, Compliance is satisfied, based on the information supplied to it by the AP requesting approval for the trade, that the issuer is a "private company" under the Investment Advisors Act of 1940, or equivalent, and the AP has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples include:

            o shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the AP has a close personal or business relationship (other than a relationship arising from the AP's position) with the founder or promoter of the issuer; and

            o tax shelters that are generally available on a private placement basis.

(c) SPECIAL RULES FOR INITIAL PUBLIC OFFERINGS. Trades in IPOs will be treated in the same manner as any other non-exempted security for pre-approval purposes. IPOs will differ however, in that the AP must provide Compliance with relevant offering documentation in connection with the IPO, including the offering closing date. Unlike approvals for trades in other securities, an approval of a request to participate in an IPO will remain valid until the closing date of the offering or the date the security's approval is revoked, whichever is earlier.

(d) SPECIAL RULES FOR STOP LOSS INSTRUCTIONS ON PERSONAL TRADES. In the event an AP intends to issue a Stop Loss instruction to a broker regarding any security, the AP must obtain prior approval for the securities to which the Stop Loss instruction applies prior to giving the broker the instruction. In addition to following the usual preclearance process (e.g. AGF preclearance system, where applicable), the AP must also notify Compliance by email or other written form of the Stop Loss instruction, detailing the account, the broker and the securities involved. Approval by Compliance of sell trades will remain valid until the earlier of, the end of the month the approval was granted or approval is revoked. In the event the Stop Loss instruction is to remain in effect for the subsequent month, the AP must resubmit a pre-approval request, along with the Stop Loss instruction email or other written form to Compliance on the first business day of the subsequent month.

(e) THIRD-PARTY MANAGED (PERSONAL) INVESTMENT ACCOUNTS. Where an AP has an investment account with a third-party portfolio investment management firm and the firm has been granted discretion over the management of the assets in the account, the transactions in the discretionary managed account qualify for exemption from the requirement to obtain pre-approval. This exemption does not apply to any IPO, private placement or trading in AGF.B. In order to obtain the exemption the AP must execute a declaration obtained from Compliance concerning the account and must also ensure duplicate statements are forwarded to Compliance directly by the third-party portfolio investment management firm.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

(f) COMPLIANCE REVIEW. Compliance will review all relevant information and will only grant approval for the proposed personal trade when it is satisfied the trade will not be contrary to the best interests of the Managed Accounts and does not contravene any of the other restrictions imposed by this Code.

(g) TRADING APPROVAL PERIOD. The AP must re-apply for pre-approval if any part of the approved trade has not been completed by the end of the trading approval period and the AP still wishes to complete the remainder of the trade. Typically, pre-approval is granted for 2 business days, which includes the day the approval was granted. Longer pre-approvals may be granted from time to time based on the nature of the request (for example Stop Loss instructions or IPO transactions). Regardless, no pre-approval shall extend beyond one month.

(h) REVOKED TRADING APPROVALS. Approvals may be revoked within the approved trading period based on information received in connection with the security, the transaction or activities regarding the Managed Accounts. Compliance will immediately issue a notice revoking the approval. Where the AP's broker has not successfully completed (i.e. filled) the approved order, the AP must immediately contact their broker to cancel the order. Otherwise, the AP must immediately notify Compliance in writing of the trade fill details, including timing.

(i) DE MINIMUS AND OTHER EXCEPTIONS. Only the CCO may grant de minimus and other exceptions to permit a personal trade to proceed where there is no likelihood or evidence of the transaction in question being contrary to or in conflict with the best interests of the Managed Accounts and legislative requirements.

2.8   BLACKOUT PERIODS

Compliance will not approve a proposed trade where trading in a security has occurred or has been contemplated of the same issuer by an AGFA Managed Account within the previous 5 days.

2.9   TRADING ACTIVITY

All APs are strongly discouraged from engaging in excessive trading (trading in a manner that disrupts or interferes with one's duties and responsibilities) for their personal accounts. In addition, APs are discouraged from engaging in frequent trading in the same securities (e.g. day trading).

2.10  PERSONAL TRADING REPORTING PROCEDURES

An Access Person must:

(a) BROKERAGE: Disclose immediately to Compliance each brokerage account, including accounts with a registered securities broker, dealer, or bank, at the time of opening and/or when the individual first becomes an AP where that person has a direct or indirect beneficial ownership interest in the account. This disclosure is required regardless of the intent to only hold exempted securities in such account.

(b) INITIAL LIST OF HOLDINGS. Within ten days of becoming an AP, provide Compliance with a complete list (the names of the securities, the number of shares and principal amount) of the securities for all accounts covered by this Code using Schedule I of the Code. This information must be current as of a date no more than 45 days prior to the date the person becomes an AP.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

(c) COPIES OF ACCOUNT STATEMENTS. Instruct their dealer(s) to provide duplicate copies of all statements for the accounts covered by this Code on a timely basis to Compliance. A sample direction letter can be found in Schedule II of the Code.

(d) CONFIRMATION OF APPROVED TRANSACTIONS. Instruct their dealer(s) to provide duplicate copies of all trade confirmations for the accounts covered by this Code on a timely basis to Compliance. A sample direction letter can be found in
Schedule II of the Code.

(e) MONTHLY DISCLOSURE STATEMENTS. Disclose all executed trade details for the month using the Monthly Disclosure Forms. The AP is required to complete two forms: 1) The Monthly Disclosure Form which includes trade details for pre-approved trades and 2) The Monthly Notification Disclosure Form which includes trade details for all trades exempt from pre-approval but requiring notification. Where a trade was executed without prior approval, disclosure of this fact, including the trade details, must be provided in writing to Compliance immediately and no later than 1 month following submission of the Monthly Disclosure Forms for the month in which the unapproved trade was executed. Where there are no executed trades for the month, a declaration of that fact must still be made in the submission of the Monthly Disclosure Forms. Monthly disclosure statements must include the following:

            o Date of transaction, name of security, number of shares, principal amount and interest rate & maturity date (if applicable);

            o Nature of the transaction (e.g. purchase, sale, etc...)and price per share;

            o Name of broker, dealer or bank though which the transaction was effected; and

            o     The date the transaction was submitted by the AP.

(f) ANNUAL HOLDINGS REPORTS. Annually, AGFA APs must provide a holdings report where the AP had a direct or indirect beneficial ownership interest that must contain the name, number of shares and principal amount of each security subject to these reporting requirements (Covered Securities). The AP must confirm the name of each broker, dealer or bank with which the AP maintains an account and the date that this report is submitted. The information must be current to within 45 days of the submission of the report.

Failure to comply with these reporting procedures will be considered a violation of this Code.

3 COMPLIANCE
------------

3.1   COMPLIANCE REVIEW PROCEDURES

(a) REVIEW OF REPORTED TRADES. Compliance will review on a regular basis reports submitted by APs to ensure compliance with the personal trading procedures in this Code. Compliance will inform the CCO of all breaches.

(b) CONFIDENTIALITY OF INFORMATION. All information received by Compliance will be kept strictly confidential and will only be disclosed to other authorized individuals where the disclosure is required to administer this Code, or is required by securities regulators or other competent legal authorities. Both Compliance and the AP are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under U.S. securities laws or other similar requirements.

(c) ENFORCEMENT OF PERSONAL TRADING PROCEDURES. Compliance will issue a written warning to the offending AP for any violations of the personal trading procedures in this Code. Such warnings will be copied to the direct supervisor of the AP. Violations not remedied within prescribed deadlines will be reported to the head of the business department of the AP. In the event the violation continues to remain outstanding, it will be escalated to the CCO. Compliance will report all violations of personal trading procedures and the corrective action taken by AGFA to the President and to the Board of Directors of AGFA.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

(d) BREACH OF CODE. An AP must report to Compliance any violations of this Code that comes to their attention. If an AP breaches any of the provisions of the Code, knowingly or unknowingly, the AP will be issued a written warning and a copy placed on file. In the event of a second breach an AP may have their employment responsibilities revised, be required to forfeit any trading profits, be suspended or be terminated. In the event any breach of the Code constitutes a violation of any securities law, an AP may be terminated with cause and may also face additional punishment under U.S. securities laws. AP must cooperate fully in any investigations initiated by the Company under the Code or by securities regulators or other competent legal authorities.

3.2   COMPLIANCE REPORTING REQUIREMENTS

      (a) Upon request, Compliance will prepare and distribute a certification indicating that AGFA has adopted procedures reasonably designed to prevent AGFA APs and all others subject to this Code from violating personal investment activities under the Investment Company Act of 1940: Rule 17j-1. AGFA will provide updated certification to fund boards and other interested parties regarding any material change to this Code.

      (b) Compliance will prepare a report, no less frequently than annually, that describes any issues arising under the Code, including material violations of the Code and any corrective action in response to the violation. The report will be provided to the CCO and senior management.

3.3   COMPLIANCE RECORDKEEPING REQUIREMENTS

      (a) Compliance will maintain all required records (under the Investment Company Act of 1940 Rule 17j-1) including:

            o A copy of the Code that is currently in effect for AGFA and a copy of all prior versions of the Code that were in effect during the past five years;

            o A record of any violations of the Code and documentation of any action taken as a result of the violation;

            o A copy of each report made by an AGFA AP, which shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years;

            o A record of all AGFA personnel who are currently or within the last five years have been subject to the reporting requirements of the Code and a record of all personnel who are or were responsible for the review of these records. These records shall be maintained in an easily accessible place;

            o A copy of each and every report and certifications addressed by this Code shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years; and

            o A record of all pre-approvals for the purchase of any IPO securities or private placements and related supporting documentation. These records shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

4 SPECIAL RULES FOR OFFICERS AND DIRECTORS

4.1   REPORTING OF SIGNIFICANT INTEREST

Officers and directors are required to report any direct or indirect holding in excess of 5% in any company, using prescribed forms, to Compliance.

I.    AUTHORITY TO REVIEW THE CODE

In their effort to act in the best interests of the investors in the Managed Accounts, the President and the CCO are responsible for reviewing all personal trading rules and other provisions of this Code and for monitoring the administration of this Code. The President of AGFA and the Board of AGFA are responsible for approving the provisions of this Code.

J.    ANNUAL REPORT TO THE BOARD

Compliance will provide a written report, at least annually, to the Board summarizing:

            o     compliance with this Code for the period under review;

            o     violations of this Code for the period under review;

            o sanctions imposed under this Code during the period under review;

            o     changes in procedures recommended for this Code; and

            o     any other information requested by the Board.

K.    ANNUAL REVIEW OF THE CODE

After receiving Compliance's report, the President and CCO will review this Code to ensure that its administration is adequate and to identify any amendments that may be necessary in light of legal and business developments and current experience in administering this Code. The President and CCO will recommend such amendments to the Board of Directors for consideration.

L.    COMPLIANCE WITH LAWS

Directors, officers, employees and APs are expected to make reasonable efforts to become familiar with laws, rules and regulations affecting their activities and to exercise care in regard to compliance with these laws. If in doubt as to the applicability or meaning of a particular law, rule or regulation, employees and APs (for greater certainty, other than officers) are encouraged to consult their supervisors and, in the case of directors and officers, the General Counsel.

Directors, officers, employees and APs are not permitted to make illegal payments on behalf of AGFA. Directors, officers, employees and APs are expected to abide by AGFA's policy regarding insider trading and personal trading.

M.    REPORTING ILLEGAL OR UNETHICAL BEHAVIOUR

Directors, officers, employees or APs who believe that a violation of the Code or any law, rule or regulation has been or is likely to be committed have an obligation to promptly report the relevant information to an appropriate supervisor or other designated individual or individuals, including Compliance and the CCO, in accordance with AGFA procedures.


AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

Confidentiality of reports regarding alleged violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law.

AGFA wishes to assure officers, employees and APs that AGFA will not discharge, demote or suspend an officer, employee or AP who, in good faith, brings forward reasonable concerns about actual or potential violations of laws, rules or regulations, or the Code. No officer, employee or AP will be penalized or retaliated against in any way for reporting inappropriate conduct.

N.    COMPANY CODES AND POLICIES

Directors, officers, employees and APs or groups thereof, of AGFA may also be subject to codes of conduct and other related policies of affiliates, not inconsistent with this Code, and are expected to abide thereby.

O.    CONTACT INFORMATION

Any questions regarding the Code and its application or interpretation should be directed to Compliance or the CCO.

P.    CERTIFICATION

Each AP will be required to certify annually that each has read the applicable Code of Ethics for Personal Trading and has complied with all applicable requirements of that Code.







AGF Investments America Inc. Code of Business Conduct,
  Ethics & Personal Trading                                                2009

SCHEDULE  I

LIST OF SECURITIES HOLDINGS

LIST OF SECURITIES HOLDINGS IN INVESTMENT/BROKERAGE/BANK ACCOUNTS REGISTERED IN MY NAME; INVESTMENT/BROKERAGE/BANK ACCOUNTS FOR WHICH I AM ABLE TO, DIRECTLY OR INDIRECTLY, EXERCISE INVESTMENT OR VOTING CONTROL; AND INVESTMENT/BROKERAGE/BANK ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST

(You may exclude all holdings in exempt securities as listed in Section [2.5] of the Code of Conduct, Ethics and Personal Trading)

----------------------------------------------------------------------------------------------------------------------------
ACCOUNT # & NAME     RELATIONSHIP         BROKER/BANK NAME &   SECURITIES HOLDINGS            ACCOUNT TYPE
OF ACCOUNT HOLDER                         ADDRESS
                                                               (INCLUDING QUANTITY, PRICE,    (I.E. CORPORATE, JOINT,
                                                               TOTAL VALUE OF HOLDINGS)       SDRSP, RSP, CASH, OTHER)
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

I certify that the above is a complete list of all securities holdings in investment/brokerage/bank accounts registered in my name;
investment/brokerage/bank accounts for which I am able to, directly or indirectly, exercise investment or voting control; and investment/brokerage/bank accounts in which I have a beneficial interest.






------------------------------------------------
Signature




------------------------------------------------
Name (Print)




------------------------------------------------
Date


AGF Group of Companies Code of Ethics for Personal Trading                 2009

SCHEDULE  II

SAMPLE LETTER TO SEND TO INVESTMENT ADVISORS/BROKERS/BANK TO REQUEST DUPLICATE TRADE CONFIRMATION AND ACCOUNTS STATEMENTS THAT ARE COVERED BY THIS CODE

{Investment Advisor/Broker/Bank's Name}
{Investment Advisor/Broker/Bank's Address}


Dear {Investment Advisor/Broker/Bank}

RE: ACCOUNT NUMBER(S)

Please send a duplicate copy of all trade confirmations and account(s) statements relating to the above account(s) to:

         Attn: Compliance
         AGF Management Limited
         P.O. Box 343
         Toronto Dominion Centre
         Toronto, Ontario
         M5K 1K7


Yours sincerely,


{Employee's Signature}
{Employee's Name


AGF Group of Companies Code of Ethics for Personal Trading                 2009